Exhibit 10.3

Name of Grantee: «First_Name» «Last_Name»

DUNKIN’ BRANDS GROUP HOLDINGS, INC.

Restricted Stock Award and Special Bonus Agreement

Dunkin’ Brands Group Holdings, Inc.

130 Royall Street

Canton, Massachusetts 02021

Attention: Stephen Horn

Ladies and Gentlemen:

The undersigned Grantee (i) acknowledges receipt of an award (the “Award”) of restricted stock from Dunkin’ Brands Group Holdings, Inc., a Delaware corporation (the “Company”), under the Company’s 2006 Executive Incentive Plan (the “Plan”), subject to the terms set forth below and in the Plan, a copy of which Plan, as in effect on the date hereof, is attached hereto as Exhibit A; and (ii) agrees with the Company as follows:

1. Effective Date. This Agreement shall take effect as of May 26, 2006, which is the date of grant of the Award (the “Grant Date”).

2. Shares Subject to Award. The Award consists of a total of «Total_Shares» shares (the “Shares”) of Class A Common Stock, par value $.001 per share, of the Company (“Stock”) with a fair market value on the Grant Date of $1.00 per Share and «Total_Value» in the aggregate. Of the Shares subject to the Award:

A. 40% of the Shares shall be “Tranche 1 Shares”;

B. 30% of the Shares shall be “Tranche 2 Shares”; and

C. 30% of the Shares shall be “Tranche 3 Shares.”

The Grantee’s rights to the Shares are subject to the restrictions described in this Agreement and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

3. Nontransferability of Shares. The Shares acquired by the Grantee pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan, subject to compliance with the restrictions set forth in the Stockholders Agreement dated as of March 1, 2006 among the Grantee, the Company, certain of the Company’s subsidiaries and certain of the Company’s stockholders (the “Stockholders Agreement”).

4. Forfeiture Risk. If the Grantee ceases to be employed by the Company and its subsidiaries for any reason, including death, then (subject to any contrary provision of this

Agreement or any other written agreement between the Company and the Grantee with respect to vesting and termination of Shares granted under the Plan) any and all outstanding and unvested Shares acquired by the Grantee hereunder shall be automatically and immediately forfeited. Upon a Change of Control, the Tranche 2 Shares and Tranche 3 Shares will vest to the extent provided in Section 6 below. Any and all outstanding Tranche 2 Shares and Tranche 3 Shares that have not previously vested and do not vest as a result of a Change of Control shall be automatically and immediately forfeited following such Change of Control. Any and all outstanding Tranche 2 Shares that have not previously vested and do not vest on or prior to August 31, 2010 shall be automatically forfeited following the determination of the Company’s Adjusted EBITDA for the year then ended. The Grantee hereby (i) appoints the Company as the attorney-in-fact of the Grantee to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such shares that are unvested and forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Shares hereunder, one or more stock powers, endorsed in blank, with respect to such Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Shares that are forfeited hereunder.

5. Certificates. The Company will issue the Grantee a certificate representing the Shares. If unvested Shares are held in book entry form at any time thereafter, the Grantee agrees that the Company may give stop transfer instructions to the depositary, stock transfer agent or other keeper of the Company’s stock records to ensure compliance with the provisions hereof.

6. Vesting of Shares. The Shares acquired hereunder shall vest during the Grantee’s employment by the Company or its subsidiaries in accordance with the provisions of this Section 6 and applicable provisions of the Plan, as follows:

A. Tranche 1: The Tranche 1 Shares will vest (i) with respect to 20% of the Tranche 1 Shares on March 1, 2007 and 20% of the Tranche 1 Shares on each subsequent March 1st until 100% of the Tranche 1 Shares are vested and (ii) if earlier, with respect to 100% of the unvested Tranche 1 Shares upon a Change of Control.

B. Tranche 2: Prior to a Change of Control, the Tranche 2 Shares will vest in installments on August 31, 2006, August 31, 2007, August 31, 2008, August 31, 2009 and August 31, 2010 with respect to a number of Shares equal to (i) the EBITDA Vesting Percentage for the fiscal year ended on such August 31st multiplied by the number of Tranche 2 Shares plus (ii) any Catch-up Vesting Shares that are vesting on such date. The determination of whether Tranche 2 Shares vest for any year in the Performance Period will be made at the time that the Company’s independent auditors issue a report on the Company’s financial statements for such year, and in any event on or prior to November 30th of such year, in either case effective as of August 31. In addition, upon the consummation of a Change of Control prior to August 31, 2010, a sufficient number of Tranche 2 Shares will vest so that the total number of vested Tranche 2 Shares (including any previously vested Tranche 2 Shares) is at least equal to the Tranche 2 Investor IRR Vesting Percentage following such Change of Control multiplied by the number of Tranche 2 Shares. Tranche 2 Shares that vest pursuant to the first sentence of this Section 6.B shall remain vested notwithstanding anything to the contrary in the second sentence of this Section 6.B.

C. Tranche 3: The Tranche 3 Shares will become eligible to vest (subject to meeting the Investor IRR hurdles described below) (i) with respect to 25% of the Tranche 3 Shares on March 1, 2007 and 25% of the Tranche 3 Shares on each subsequent March 1st until 100% of the Tranche 3 Shares have become eligible to vest and (ii) if earlier, with respect to 100% of the unvested Tranche 3 Shares upon a Change of Control. But even after becoming eligible to vest (as described herein), actual vesting will depend on satisfaction of the following performance criteria. On any Tranche 3 Measurement Date, any unvested Tranche 3 Shares that have become eligible to vest pursuant to the previous sentence will vest so that the total number of vested Tranche 3 Shares (including any previously vested Tranche 3 Shares) is at least equal to the highest current or historic Tranche 3 Investor IRR Vesting Percentage multiplied by the number of Tranche 3 Shares that have become eligible to vest at such time. For example, if, following an Initial Public Offering, the Tranche 3 Investor IRR Vesting Percentage is equal to 100%, but only 25% of the Tranche 3 Shares have become eligible to vest, then the remaining 75% of the Tranche 3 Shares would vest over three years as they become eligible to vest, subject only to the continued employment of the Grantee, but without regard to any subsequent decline in the Market Value or the Investor IRR measured at a subsequent Change of Control.

Notwithstanding the foregoing (but subject to any contrary provision of this Agreement or any other written agreement between the Company and the Grantee with respect to vesting and termination of Shares granted under the Plan), no Shares shall vest on any date specified above unless the Grantee is then, and since the Grant Date has continuously been, employed by the Company or its subsidiaries.

7. Representations and Warranties of the Grantee. The Grantee represents and warrants that:

A. Authorization. The Grantee has full legal capacity, power, and authority to execute and deliver this Agreement and to perform the Grantee’s obligations hereunder. This Agreement has been duly executed and delivered by Grantee and is the legal, valid, and binding obligation of Grantee enforceable against Grantee in accordance with the terms hereof.

B. No Conflicts. The execution, delivery, and performance by the Grantee of this Agreement and the consummation by the Grantee of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Grantee is subject, (ii) violate any order, judgment or decree applicable to the Grantee, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which the Grantee is a party or by which the Grantee is bound.

C. Review, etc. The Grantee has thoroughly reviewed this Agreement in its entirety. The Grantee has had an opportunity to obtain the advice of counsel (other than counsel to the Company or its Affiliates) prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

D. Investment Intent. The Grantee is acquiring the Shares solely for the Grantee’s own account for investment and not with a view to or for sale in connection with any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act. The Grantee further represents that the entire legal and beneficial interest of the Shares is being acquired, and will be held, for the account of the Grantee only and neither in whole nor in part for any other person.

E. Information Concerning the Company. The Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Grantee further represents and warrants that the Grantee has discussed the Company and its plans, operations and financial condition with its officers, has received all such information as the Grantee deems necessary and appropriate to enable the Grantee to evaluate the financial risk inherent in acquiring the Shares and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

F. Capacity to Protect Interests. The Grantee has either (i) a preexisting personal or business relationship with the Company or any of its officers, directors, or controlling persons, consisting of personal or business contacts of a nature and duration to enable the Grantee to be aware of the character, business acumen and general business and financial circumstances of the person with whom such relationship exists, or (ii) such knowledge and experience in financial and business matters as to make the Grantee capable of evaluating the merits and risks of an investment in the Shares and to protect the Grantee’s own interests in the transaction, or (iii) both such relationship and such knowledge and experience.

8. Company Representations.

A. Authorization. The Company has full legal capacity, power, and authority to execute and deliver this Agreement and to perform the Company’s obligations hereunder. This Agreement has been duly executed and delivered by the Company and is the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with the terms hereof.

B. No Conflicts. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which the Company is a party or by which the Company is bound.

9. Legend. Any certificates representing Shares shall contain a legend substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE COMPANY’S 2006 EXECUTIVE INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND DUNKIN’ BRANDS GROUP HOLDINGS, INC. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF DUNKIN’ BRANDS GROUP HOLDINGS, INC.

Upon the request of the Grantee, as soon as practicable following the vesting of any such Shares the Company shall cause a certificate or certificates covering such Shares, without the aforesaid legend, to be issued and delivered to the Grantee. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.

10. Dividends, etc. The Grantee shall be entitled to (i) receive any and all dividends or other distributions paid with respect to those vested and unvested Shares of which the Grantee is the record owner on the record date for such dividend or other distribution, and (ii) subject to the terms of the Stockholders Agreement, vote any Shares of which the Grantee is the record owner on the record date for such vote; provided, however, that any property (other than cash) distributed with respect to a share of Stock (the “Associated Share”) acquired hereunder, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an Associated Share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the Associated Share remains subject to such restrictions, and shall be promptly forfeited if and when the Associated Share is so forfeited; and further provided, that the Administrator may require that any cash distribution with respect to the Shares other than a normal cash dividend be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. Any amount so placed in escrow shall be paid to the Grantee promptly upon the vesting, if any, of the Associated Shares. References in this Agreement to the Shares shall refer, mutatis mutandis, to any such restricted amounts.

11. Sale of Vested Shares. The Grantee understands that the sale of any Share, once it has vested, will remain subject to (i) satisfaction of applicable tax withholding requirements, if any, with respect to the vesting or transfer of such Share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates); (iii) applicable requirements of federal and state securities laws; and (iv) the terms and conditions of the Stockholders Agreement to the extent that they are then in effect.

12. Certain Tax Matters and Special Bonus. The Grantee expressly acknowledges the following:

A. The Grantee has been advised to confer promptly with a professional tax advisor to consider whether the Grantee should make a so-called “83(b) election” with respect to the

Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within thirty (30) days following the date of this Award. The Company has made no recommendation to the Grantee with respect to the advisability of making such an election.

B. The award or vesting of the Shares acquired hereunder, and the payment of dividends with respect to such Shares, may give rise to “wages” subject to withholding.

C. The Company hereby agrees that if, and only if, the Grantee makes a timely 83(b) election with respect to all of the Shares, the Company will pay to the Grantee a special bonus (the “Special Bonus”) equal to 65% of the value of the Shares on the date hereof as such value is set forth in Section 2 above. If the value of the Shares is finally adjudicated to be higher than the value set forth in Section 2 above after a successful challenge by the IRS in a proceeding in which the Company shall have a meaningful opportunity to defend its determination of the value of the Shares, then the Company will pay to the Grantee an additional amount equal to 65% of the increase in the value of the Shares over the amount set forth in Section 2. The Company shall apply a portion of any such Special Bonus to satisfy in full any required withholding or other taxes required to be withheld in connection with the Award or such Special Bonus and shall pay the remaining portion on or prior to April 15th of the year following the year of the Grant Date.

13. Definitions. The initially capitalized term Grantee shall have the meaning set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan and the Stockholders Agreement, and, as used herein, the following terms shall have the meanings set forth below:

“Adjusted EBITDA” means, with respect to a fiscal year, the Company’s consolidated net income before interest, taxes, depreciation and amortization expense of the Company on a consolidated basis for such year, determined based on the Company’s audited financial statements. Adjusted EBITDA shall also exclude (i) amortization expense and other expenses (including severance costs) arising out of the closing of the acquisition of DBI by the Investors, (ii) amortization expense and other expenses arising out of the closing of the asset-backed security financing used to repay indebtedness incurred in connection with the acquisition of DBI by the Investors, (iii) compensation expense or amortization expense arising out of grants by the Company of restricted stock, stock options, and bonuses under any restricted stock award and special bonus agreement, (iv) the effect of purchase accounting adjustments made in connection with the acquisition of DBI by the Investors, (v) expense for management fees paid to the Investors or their affiliates, and (vi) compensation expense arising out of payments made under DBI’s Medium Term Incentive Program.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Catch-up Vesting Shares” means the number of Tranche 2 Shares, if any, that (i) did not vest in a previous fiscal year in the Performance Period because the EBITDA Vesting Percentage in such fiscal year was less than 20%, (ii) have not since vested, and (iii) would have vested if all or a portion of the Excess EBITDA in the current fiscal year were “carried back” and added to the Total EBITDA for such previous fiscal year in the Performance Period in determining the EBITDA Vesting Percentage for such year, provided, however, that any portion of the Excess EBITDA for any fiscal year that is so “carried back” and included in the calculation of Total EBITDA for any other fiscal year shall not be counted included in the calculation of Total EBITDA for any other fiscal year (i.e. it shall not be double-counted).

“Change of Control” has the meaning set forth in the Stockholders Agreement.

“EBITDA Vesting Percentage” means, with respect to a fiscal year in the Performance Period, the percentage, which shall not be less than 0% and shall not exceed 20%, resulting from the following formula:

20% (the annual maximum) x	Total EBITDA – Minimum EBITDA

Maximum EBITDA – Minimum EBITDA

“Excess EBITDA” means, with respect to a fiscal year, the difference, if a positive number, between (i) the Adjusted EBITDA for such fiscal year minus (ii) the Maximum EBITDA for such fiscal year.

“Initial Public Offering” means the initial public offering of the common stock of the Company.

“Investor IRR” means the internal rate of return of all of the Investors, measured in the aggregate, on their cash investment to purchase Investor Shares of the Company. The internal rate of return shall take into account the amount and timing of all cash dividends and distributions to such Investors in respect of their Investor Shares, all cash proceeds from the sale or other disposition of such Investor Shares and the fair market value, as determined in good faith by the Board, of any other property, securities or other consideration received by the Investors in respect of such Investor Shares. On any Tranche 3 Measurement Date following the Initial Public Offering, the Investor IRR shall be measured as if the Investors had sold all of the Investor Shares then held by the Investors at their Market Value on such Tranche 3 Measurement Date.

“Investor Shares” has the meaning set forth in the Stockholders Agreement and shall include any stock, securities or other property or interests received by the Investors in respect of Investor Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

“Investors” shall have the meaning set forth in the Stockholders Agreement.

“Market Value” shall mean with respect to any Common Stock of the Company publicly traded on a national exchange or the Nasdaq National Market or any comparable system, the lower of (i) the average of the 60 highest average intra-day trading prices during the previous 180 days on the exchange or market on which the Company’s Common Stock is traded or quoted and (ii) the lowest average intra-day trading price on any of the 20 consecutive trading days prior to the Tranche 3 Measurement Date, provided, that for purposes of clause (ii), the lowest average intra-day trading price in the first fifteen days in such 20 day period prior to the Tranche 3 Measurement Date shall be ignored.

“Maximum EBITDA” means, with respect to a specified fiscal year within the Performance Period, the Adjusted EBITDA target for the Company for such fiscal year, which target shall be adjusted from time to time in good faith by the Compensation Committee to reflect the consequences of material acquisitions or dispositions or any series of immaterial acquisitions or dispositions that, in the aggregate, would be material, and changes in GAAP promulgated by FASB or the SEC. Such adjustment by the Compensation Committee shall be made for the purpose of providing a consistent basis from year to year for computing the relationship of Adjusted EBITDA to Maximum EBITDA in order to prevent the dilution or enlargement of the Grantee’s rights under this Agreement. The initial Adjusted EBITDA targets for the Company are set forth below:

	Fiscal Year Ended August 31st
Maximum EBITDA	2006	2007	2008	2009	2010
(in millions)
Adjusted EBITDA	$217.322	$247.389	$279.280	$314.462	$352.820

For the avoidance of doubt, the target for year 2006 is a target for Adjusted EBITDA earned during all of fiscal year 2006.

“Minimum EBITDA” means, with respect to a specified fiscal year within the Performance Period, the minimum amount of Adjusted EBITDA at which Tranche 2 Shares will begin to vest, which shall be an amount of Adjusted EBITDA calculated as a percentage of the then Maximum EBITDA as set forth below:

Fiscal Year	Minimum EBITDA	Dollar Amount
		(in millions)
2006	98% of Maximum EBITDA	$212.975
2007	95% of Maximum EBITDA	$235.019
2008	95% of Maximum EBITDA	$265.316
2009	95% of Maximum EBITDA	$298.739
2010	95% of Maximum EBITDA	$335.179

“Performance Period” means the five (5) year period ending on August 31, 2010.

“Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

“Total EBITDA” means, with respect to a fiscal year in the Performance Period, the sum of (i) the Adjusted EBITDA for such fiscal year plus (ii) any Excess EBITDA for the previous fiscal year that was not included in the calculation of Catch-up Vesting Shares for any prior fiscal year. In no event will Total EBITDA include Excess EBITDA that is carried forward by more than one year, nor shall Total EBITDA count the same Excess EBITDA as being earned in more than one year.

“Tranche 2 Investor IRR Vesting Percentage” means a percentage determined as follows:

(i)	100%, if, after giving effect to any vesting of the Tranche 2 Shares on a Change of Control, the Investor IRR is equal to or greater than 20%;

(ii)	0%, if the Investor IRR is equal to or less than 18%; and

(iii)	if, after giving effect to any vesting of the Tranche 2 Shares on a Change of Control, the Investor IRR is greater than 18% and less than 20%, then the Tranche 2 Investor IRR Vesting Percentage will be a percentage between 0% and 100% determined on a straight line basis as the Investor IRR increases from 18% to 20%. That is, the Tranche 2 Investor IRR Vesting Percentage = (Investor IRR after giving effect to any vesting of the Tranche 2 Shares - 18%)/2%. For example, if the Investor IRR is 19.5%, the Tranche 2 Investor IRR Vesting Percentage would equal 75%, and if Investor IRR is 18.5%, the Tranche 2 Investor IRR Vesting Percentage would equal 25%.

Thus, in the event a Change of Control prior to November 30, 2010 at a price that (a) would result in an Investor IRR of over 18% after giving effect to any applicable vesting of Tranche 1 Shares but before giving effect to the acceleration or satisfaction of performance vesting requirements applicable to Tranche 2 Shares under the formula described above but (b) would result in an Investor IRR of less than 18% after giving effect to any such vesting of Tranche 2 Shares triggered by such Change of Control pursuant to the formula described above, then only a portion of the Tranche 2 Shares that would otherwise vest under such formula will be deemed vested in a manner that will permit, to the maximum extent consistent with satisfaction of such 18% Investor IRR threshold (after giving effect to the vesting of Tranche 1 Shares), vesting of Tranche 2 Shares under that formula. In calculating the Tranche 2 Investor IRR Vesting Percentage under clause (iii) above, it will therefore be necessary to iterate until a reasonably precise percentage is arrived at that both (i) takes into account the dilution to the Investors and reduction in the Investor IRR as a result of the vesting of Tranche 2 Shares and (ii) arrives at a percentage that satisfies the formula set forth in clause (iii) above.

“Tranche 3 Investor IRR Vesting Percentage” means a percentage determined as follows:

(i)	100%, if, after giving effect to any vesting of the Tranche 3 Shares on a Tranche 3 Measurement Date, the Investor IRR is equal to or greater than 24%;

(ii)	0%, if the Investor IRR is less than 20%;

(iii)	20%, if the Investor IRR is 20%; and

(iv)	if, after giving effect to any vesting of the Tranche 3 Shares on a Tranche 3 Measurement Date, the Investor IRR is greater than 20% and less than 24%, then the Tranche 3 Investor IRR Vesting Percentage will be a percentage between 20% and 100% determined on a straight line basis as the Investor IRR increases from 20% to 24%. That is, if after giving effect to any vesting, the Investor IRR is between 20% and 24%, the Tranche 3 Investor IRR Vesting Percentage = 20% + [80% x (Investor IRR after giving effect to any vesting of the Tranche 2 Shares and any vesting of the Tranche 3 Shares - 20%)/4%]. For example, if the Investor IRR is 23%, the Tranche 3 Investor IRR Vesting Percentage would equal 80%, and if Investor IRR is 21%, the Tranche 3 Investor IRR Vesting Percentage would equal 40%.

In the event a Change of Control at a price that (a) would result in an Investor IRR of over 20% after giving effect to any applicable vesting of Tranche 1 Shares and Tranche 2 Shares but before giving effect to the acceleration or satisfaction of performance vesting requirements applicable to Tranche 3 Shares under the formula described above but (b) would result in an Investor IRR of less than 20% after giving effect to any such vesting of Tranche 3 Shares triggered by such Change of Control pursuant to the formula described above, then only a portion of the Tranche 3 Shares that would otherwise vest under such formula will be deemed vested in a manner that will permit, to the maximum extent consistent with satisfaction of such 20% Investor IRR threshold (after giving effect to the vesting of Tranche 1 Shares and Tranche 2 Shares), vesting of Tranche 3 Shares under that formula. Thus, in calculating the Tranche 3 Investor IRR Vesting Percentage under clause (iv) above, it will therefore be necessary to iterate until a reasonably precise percentage is arrived at that both (i) takes into account the dilution to the Investors and reduction in the Investor IRR as a result of the vesting of Tranche 3 Shares and (ii) arrives at a percentage that satisfies the formula set forth in clause (iv) above.

“Tranche 3 Measurement Date” means (i) the six month anniversary of an Initial Public Offering, (ii) each three month anniversary thereafter and (iii) the date of a Change of Control.

“Vest” as used herein with respect to any Share means the lapsing of the restrictions described herein with respect to such Share.

14. General. For purposes of this Agreement and any determinations to be made by the Administrator or Compensation Committee, as the case may be, hereunder, the determinations by the Administrator or Compensation Committee, as the case may be, shall be binding upon the Grantee and any transferee.

[Remainder of the page intentionally left blank]

Very truly yours,

«First_Name» «Last_Name»

Address:

«Street»
«City», «State» «Zip»

Dated: May 26, 2006

The foregoing Restricted Stock

Award and Special Bonus Agreement is hereby accepted:

DUNKIN’ BRANDS GROUP HOLDINGS, INC.

Name:

Title:

Section 83(b) Election

May 26, 2006

Department of the Treasury

Internal Revenue Service Center

Andover, MA 05501-0002

Ladies and Gentlemen:

I hereby make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. The following information is submitted as required by Treas. Reg. § 1.83-2(e):

1.	Name of Taxpayer:	«First_Name» «Last_Name»

	Home Address:	«Street»
«City», «State» «Zip»

	Social Security No.:	______________________

2.	Property for which election is made:	«Total_Shares» Shares of Class A Common Stock of Dunkin’ Brands Group Holdings, Inc.

3.	Date of Transfer:	May 26, 2006

4.	Taxable year for which election is made:	Calendar year 2006

5.	Restrictions to which property is subject:	The shares are subject to vesting, accelerated vesting and forfeiture provisions as specified in a restricted stock award agreement and are restricted as to transfer in accordance with a stockholders agreement. The shares will be forfeited if employment ceases prior to vesting.

6.	The fair market value of the property at the time of its transfer to me (without regard to restrictions) was:	«Total_Value»

7.	Amount paid for the property:	$0.00

A copy of this election has been furnished to the Company and to each other person, if any, required to receive the election pursuant to Treas. Reg. § 1.83-2(d).

Please acknowledge receipt of this Section 83(b) Election by signing or stamping the enclosed copy of this letter and return it in the enclosed, self-addressed, stamped envelope.

Very truly yours,

«First_Name» «Last_Name»

cc:	Dunkin’ Brands Group Holdings, Inc.